NELNET STUDENT LOAN FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NELNET STUDENT LOAN FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NELNET STUDENT LOAN FUNDING, LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, NELNET STUDENT LOAN FUNDING, LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-317-3161.

                                FINAL TERM SHEET
                                 $1,200,435,000
                         STUDENT LOAN ASSET-BACKED NOTES

                        NELNET STUDENT LOAN TRUST 2008-1
                                 ISSUING ENTITY
NELNET LOGO

NELNET STUDENT LOAN FUNDING, LLC           NATIONAL EDUCATION LOAN NETWORK, INC.
          DEPOSITOR                          MASTER SERVICER AND ADMINISTRATOR

                                  NELNET, INC.
                                     SPONSOR

        Notes are being offered in the following classes:

                                                           UNDERWRITING
                                                               FEES
                    ORIGINAL                      PRICE TO     AND        PROCEEDS TO THE       FINAL
                PRINCIPAL AMOUNT   INTEREST RATE   PUBLIC   COMMISSIONS       TRUST(1)       MATURITY DATE
                ----------------   -------------   ------   -----------   ---------------    -------------
CLASS A-1 NOTES   $495,000,000    3-month LIBOR    100%       0.190%       $495,000,000      May 26, 2014
                                   plus 0.55%
CLASS A-2 NOTES   $229,000,000    3-month LIBOR    100%       0.260%       $229,000,000    November 25, 2015
                                   plus 0.85%
CLASS A-3 NOTES   $440,422,000    3-month LIBOR    100%       0.300%       $440,422,000      May 25, 2020
                                   plus 1.15%
CLASS B NOTES (2)  $36,013,000    3-month LIBOR    100%       0.400%        $36,013,000    November 25, 2033
                    ----------     plus 1.25%                            --------------
     TOTAL      $1,200,435,000                                           $1,200,435,000

-------------------
(1) The sponsor will pay underwriting fees and commissions and the costs of issuing the notes from its own funds and not from the proceeds of the notes.

(2) All of the Class B notes will be retained by the depositor or its affiliate.


        The notes are obligations of the issuing entity only and are payable solely from the pledged collateral described in the related prospectus supplement and prospectus consisting primarily of student loans originated under the Federal Family Education Loan Program. They are not obligations of the Sponsor, the Depositor, the Administrator or any of their affiliates.


        This term sheet constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the notes subject to approval of certain matters by their counsel.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS FREE-WRITING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We are offering the notes through the underwriters when and if issued. The notes will be delivered in book-entry form only on or about March 10, 2008.


                           JOINT BOOK-RUNNING MANAGERS

 BARCLAYS CAPITAL             DEUTSCHE BANK SECURITIES                 JPMORGAN

                                   CO-MANAGERS
 RBC CAPITAL MARKETS                                 SUNTRUST ROBINSON HUMPHREY


                                  MARCH 5, 2008